CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GRANT ENTERPRISES, INC.

Grant Enterprises, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

1.	The Certification of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“Fourth:
The total number of shares of stock of which the Corporation shall have authority to issue is: One Hundred Ten Million (110,000,000) shares of which One Hundred Million (100,000,000) shares shall be common stock and Ten Million (10,000,000) shares shall be preferred stock all of which shall have a par value of $.001.

Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of the Corporation’s common stock, par value ($.001) per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into five shares of common stock, par value ($.001) per share, of the Corporation  (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of  shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by five.”

2.
The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228( by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Grant Enterprises, Inc. has caused this Certificate to be executed by its duly authorized officer on this 12th day of July, 2007.

                                                                                                      GRANT ENTERPRISES, INC.

                                                                                                       By:/s/ Shahin Shadmer
                                                                      Name:  Shahin Shadmer
                                                                                   Office:  President